Exhibit 99.1
[DATAWAVE LOGO]
For Immediate Release
IR Contact
David K. Waldman/Jody Burfening
Lippert/Heilshorn & Associates
dwaldman@lhai.com
(212) 838-3777
or
e-mail: info@datawave.ca
DataWave Announces Strategic Purchase of its
Existing Convertible Note by Sigma Opportunity Fund
- Thom Waye Joins Board of Directors -
WAYNE, NJ—January 19, 2006 DataWave Systems Inc. (OTCBB: DWVS), a premier provider of prepaid and stored value delivery systems, today announced that it has agreed to file a registration statement for the resale of 7.5 million shares of its common stock underlying DataWave’s $600,000 convertible promissory note in connection with Sigma Opportunity Fund’s purchase of the note. The note, dated February 1, 2005, was originally issued by the Company to Integrated Data Corp. (IDC). Sigma Opportunity Fund purchased the note for approximately 3X face value from Integrated Technologies & Systems Ltd. which had acquired the note from IDC. Following conversion of the note into DataWave’s shares, Sigma Opportunity Fund will own approximately 13.8% of DataWave’s common stock.
In conjunction with this transaction, Thom Waye, Managing Partner and founder of the Sigma Opportunity Fund, has been appointed to DataWave’s board of directors, increasing the total number of board members to four.
Josh Emanuel, DataWave’s Chairman and Chief Executive Officer, stated, “We welcome Sigma Opportunity Fund as a major securityholder, given its successful track record of adding value to investments by providing direction in the areas of capital markets, operations, finance, strategy and business development. As founding partner of the Sigma Opportunity Fund, Thom brings substantial financial and business expertise, particularly in the telecommunications and technology sectors, and we look forward to his contributions as a member of our board of directors.”
Thom Waye, age 40, founded the Sigma Opportunity Fund in 2004 and brings 20 years of financial and operational experience within the information technology, telecommunications and healthcare sectors. Prior to forming Sigma, Mr. Waye was a Partner and Managing Director at ComVest Venture Partners, L.P. In that capacity, Mr. Waye was primarily responsible for originating and structuring the fund’s operating company investments. Before joining ComVest, Mr. Waye was with AIG Global Investment Corporation, a $10+ billion private equity group, with responsibilities for fundraising and fund development. In addition, Mr. Waye previously led Motorola’s and Unisys’ New York based non-banking, financial services sales and marketing efforts. He holds an MBA in Accounting and Finance from the University of Chicago Graduate School of Business and a B.Sc. in Management Information Systems and Marketing from Syracuse University.
Thom Waye commented, “DataWave is a leader in the pre-paid card space and has delivered six consecutive quarters of double-digit organic revenue growth, sixteen consecutive quarters of profitability and a long track record of increasing cash-flow. As a clearing house, the Company is projected to process over 19 million transactions in 2006. In Canada alone, DataWave resells more than $200.0 million of cellular pre-paid cards annually and has made strong inroads into the pre-paid Mastercard/Visa marketplace. According to the US Treasury, there are 75 million credit-challenged and unbanked individuals in the United States alone, representing in excess of $650.0 billion of annual buying power. DataWave is well positioned to work with this underserved community by leveraging its dominant market share in Canada and beginning a rapid expansion effort within the U.S. Having acquired a meaningful stake in a well run, smartly positioned, profitable growth company, we look forward to adding value as a strategic investor and board member.”
About DataWave
DataWave has been an innovator and developer of prepaid and stored-value programs and merchandising solutions since it was founded in 1994. DataWave pioneered systems that allow for point-of-sale activation of high value, high shrinkage products, such as cash cards, prepaid phone cards and prepaid wireless time. These systems work equally well over the Internet, through intelligent freestanding vending machines and POSA terminals, or with various card activation devices, including cash registers.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation reform Act of 1995. Examples of forward-looking statements in this presentation include statements about Sigma Opportunity Fund and Thom Waye’s ability to provide direction and contribute to the DataWave and its board of directors, the projected number of transactions processed by the Company and growth of the market for prepaid products and services, and the Company’s ability to further penetrate the U.S. market. Generally, words such as “expect” “believe”, “anticipate”, “may”, “will”, “plan”, “intend”, “estimate”, “could”, and other similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s future plans, strategies, projections and predictions. They should not be construed in any manner as guaranteeing that such results will in fact occur. They are subject to risks and uncertainties that could cause the actual results to differ from those set froth in the forward-looking statements. Such risk factors include, among others, future demand for the prepaid products and specifically Company’s products and brand, the Company’s ability to attract new clients and retain existing clients, competition from other businesses providing similar products, the Company’s ability to maintain profitability and control expenses, and the Company’s ability to successfully execute its business strategy including successful completion and integration of acquisitions which complement and expand the Company’s business capabilities. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.
“DataWave” is a registered trademark of the Company. All other trademarks and trade names referred to are the property of their respective owners.